Exhibit 99.1

FTD Companies, Inc. Reports First Quarter 2014 Financial Results

Company Reports Q1 2014 Consolidated Revenues of $189.9 million

Company Reports Q1 2014 Net Income of $9.6 million and Adjusted EBITDA of $25.2 million

Company Reaffirms 2014 Annual Guidance

DOWNERS GROVE, Ill., May 7, 2014 (GLOBE NEWSWIRE) — FTD Companies, Inc. (Nasdaq:FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the first quarter ended March 31, 2014.

“While we had a challenging first quarter, we are reaffirming our previously provided guidance for the full year,” said Robert S. Apatoff, FTD President and Chief Executive Officer. “The first quarter was impacted by the shift in timing of the Easter holiday as well as other factors, including the severe weather across the U.S., all of which weighed on our results. Nonetheless, we continue to believe that FTD has the right strategic initiatives in place, as we look ahead, led by our premier FTD and Interflora brands, innovative product and service offerings and best-in-class partnerships. Our management team remains focused on managing the controllable aspects of our business as we pursue growth opportunities to deliver strong financial performance and enhance shareholder value.”

First Quarter Results

Consolidated revenues decreased 0.2% to $189.9 million for the first quarter of 2014 compared to $190.3 million in the same period of the prior year. The decrease in consolidated revenues was due to lower revenues in the Company’s Consumer and Florist segments, partially offset by an increase in International segment revenues. Consolidated revenues for the quarter ended March 31, 2014 included a $4.4 million favorable impact related to changes in foreign currency exchange rates. Both the quarters ended March 31, 2014 and 2013 included the Valentine’s Day and the U.K. Mother’s Day holidays. However, consolidated revenues for the first quarter of 2014 were negatively impacted as a result of the shift in the timing of the Easter holiday from the first quarter in 2013 to the second quarter in 2014. Sales in connection with the Easter holiday contributed approximately $3 million to consolidated revenues in the first quarter of 2013.

Net income increased slightly to $9.6 million for the first quarter of 2014 compared to $9.3 million in the same period of the prior year. Adjusted Net Income for the first quarter of 2014 decreased 2.2% to $14.0 million compared to $14.3 million in the prior year period. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, and litigation and dispute settlement charges.

Adjusted EBITDA was $25.2 million for the first quarter of 2014 compared to $27.3 million in the same period of the prior year. Adjusted EBITDA was negatively impacted by lower revenues, the adverse weather conditions, higher marketing costs, and incremental costs associated with being a stand-alone public company. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Segment Results

The Company has three reportable segments: Consumer, Florist and International. Through the Consumer segment, the Company is a leading direct marketer of floral and gift products for consumers, primarily in the U.S. and Canada. The Consumer segment operates primarily through the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number. Through the Florist segment, the Company is a leading provider of products and services to floral network members, which include traditional retail florists and other non-florist retail locations, primarily in the U.S. and Canada. The Company also provides products and services to other companies in need of floral and gifting solutions. The International segment consists of our international business, Interflora, which operates primarily in the U.K. and the Republic of Ireland. Interflora is a leading direct marketer of floral and gift products for consumers and operates primarily through its www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. Interflora also provides products and services to floral network members, funeral directors, and to other companies in need of floral and gifting solutions.

Consumer Segment: Consumer segment revenues for the first quarter of 2014 decreased 5.8% to $87.6 million compared to $93.0 million in the first quarter of 2013. This decrease is due in part to a reduction of approximately $2.7 million in revenues as a result of the previously mentioned Easter holiday calendar shift from the first quarter in 2013 to the second quarter in 2014. First quarter 2014 segment operating income was $8.1 million compared to $10.3 million in the first quarter of 2013. Consumer orders decreased 6.5% to 1.2 million orders and average order value grew 0.9% to $69.08 for the first quarter of 2014 compared to the prior year period.

Florist Segment: Florist segment revenues for the first quarter of 2014 decreased 3.0% to $46.1 million compared to $47.5 million in the first quarter of 2013. This decrease resulted from a decline in services revenues of $0.8 million and a decline in products revenues of $0.6 million. First quarter 2014 segment operating income was $13.2 million compared to $13.6 million in the first quarter of 2013. Average revenues per member increased 0.6% to $3,377 in the first quarter of 2014 compared to $3,358 in the first quarter of 2013.

International Segment: International segment revenues for the first quarter of 2014 increased 10.9% to $61.0 million compared to $55.0 million in the first quarter of 2013 (3.0% growth in constant currency). First quarter 2014 segment operating income was $8.0 million compared to $7.2 million in the first quarter of 2013. Consumer orders were consistent with the prior year at 0.9 million orders and average order value was $55.47 for the first quarter of 2014, representing growth of 1.6% in constant currency.

Balance Sheet and Cash Flow Highlights

For the three months ended March 31, 2014, the Company generated Free Cash Flow of $8.4 million compared to $7.9 million for the same period of the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash flows from operating activities were $15.5 million for the three months ended March 31, 2014 compared to $8.0 million for the same period of the prior year. Cash and cash equivalents were $61.3 million as of March 31, 2014 compared to $48.2 million as of December 31, 2013. Debt outstanding at March 31, 2014 was $220.0 million, unchanged since December 31, 2013.

Business Outlook

The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

For the full year 2014 the Company reiterated the following guidance ranges:

•                  Consolidated revenues of $640 million to $660 million

•                  Net income of $29.3 million to $33.0 million

•                  Adjusted Net Income of $41.0 million to $44.7 million*

•                  Adjusted EBITDA of $80 million to $86 million*

•                  Capital expenditures of approximately $10 million

* Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures. 2014 includes stand-alone public company costs and incremental compensation costs for the management team and employees as the Company aligns compensation in its stand-alone structure.

Conference Call

The Company will be hosting a conference call today at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through May 21, 2014. Participants can dial 877-870-5176 to hear the playback. The passcode is 13580396.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; the anticipated benefits of our separation from United Online; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect the matters about which the forward-

looking statements are made include, among others, the factors disclosed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the tables in this press release for a reconciliation of segment operating income to net income (loss).

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow.  The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:

Jandy Tomy

630-724-6984

ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Quarter Ended
	March 31,
	2014	2013

Revenues:
Consumer segment	$87,616	$93,012
Florist segment	46,110	47,538
International segment	60,997	54,982
Intersegment eliminations	(4,870)	(5,249)
Total revenues	189,853	190,283

Operating expenses:
Cost of revenues	123,489	122,250
Sales and marketing	30,528	30,287
General and administrative	15,898	14,115
Amortization of intangible assets	4,412	6,407
Total operating expenses	174,327	173,059

Operating income	15,526	17,224
Interest expense, net	(1,238)	(3,023)
Other income, net	386	158

Income before income taxes	14,674	14,359
Provision for income taxes	5,054	5,053

Net income	$9,620	$9,306

Earnings per common share:
Basic earnings per share	$0.50	$0.50
Diluted earnings per share	$0.50	$0.50

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$61,326	$48,162
Accounts receivable, net	32,604	25,493
Inventories	6,221	8,451
Deferred tax assets, net	6,686	5,359
Property and equipment, net	31,586	32,254
Intangible assets, net	167,996	172,097
Goodwill	341,562	340,940
Other assets	21,019	22,508
Total assets	$669,000	$655,264

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$74,549	$78,096
Debt	220,000	220,000
Deferred tax liabilities, net	55,158	55,823
Other liabilities	18,308	10,823
Total liabilities	368,015	364,742
Total equity	300,985	290,522
Total liabilities and equity	$669,000	$655,264

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended
	March 31,
	2014	2013

Cash flows from operating activities:
Net income	$9,620	$9,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,927	8,653
Stock-based compensation	1,662	1,076
Provision for doubtful accounts receivable	358	390
Accretion of discounts and amortization of deferred financing and debt issue costs	193	188
Non-cash allocations from parent company, net	—	386
Deferred taxes, net	(1,908)	(1,999)
Excess tax benefits from equity awards	(327)	—
Other, net	(6)	64
Changes in operating assets and liabilities:
Accounts receivable, net	(7,428)	(4,534)
Inventories	2,235	2,404
Other assets	1,130	239
Accounts payable and accrued liabilities	(4,732)	(7,113)
Income taxes payable	5,910	(979)
Intercompany payable to United Online, Inc.	—	(993)
Other liabilities	1,881	900

Net cash provided by operating activities	15,515	7,988

Cash flows from investing activities:
Purchases of property and equipment	(1,498)	(2,060)
Proceeds from sales of investments	—	46

Net cash used for investing activities	(1,498)	(2,014)

Cash flows from financing activities:
Repurchases of common stock	(1,167)	—
Excess tax benefits from equity awards	327	—
Dividends paid to United Online, Inc.	—	(2,853)

Net cash used for financing activities	(840)	(2,853)

Effect of foreign exchange rate changes on cash and cash equivalents	(13)	(808)

Change in cash and cash equivalents	13,164	2,313

Cash and cash equivalents, beginning of period	48,162	67,347

Cash and cash equivalents, end of period	$61,326	$69,660

Supplemental cash flow information:

Cash paid for interest	$1,204	$1,101
Cash paid for income taxes, net	1,533	8,363

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Quarter Ended
	March 31,
	2014	2013

Consumer:
Segment revenues	$87,616	$93,012
Segment operating income (1)	$8,090	$10,273
Consumer orders (2)	1,199	1,283
Average order value (3)	$69.08	$68.46

Florist:
Segment revenues	$46,110	$47,538
Segment operating income (1)	$13,168	$13,592
Average revenues per member (4)	$3,377	$3,358

International:
Segment revenues	$60,997	$54,982
Segment operating income (1)	$8,034	$7,194
Consumer orders (2)	921	921
Average order value (in GBP) (3)	£33.47	£32.95
Average order value (in USD) (3)	$55.47	$50.65
Average currency exchange rate: GBP to USD	1.65	1.54

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended
	March 31,
	2014	2013
Segment Operating Income (1) :
Consumer	$8,090	$10,273
Florist	13,168	13,592
International	8,034	7,194
Unallocated expenses	(6,839)	(5,182)
Depreciation and amortization	(6,927)	(8,653)
Operating income	15,526	17,224

Interest expense, net	(1,238)	(3,023)
Other income, net	386	158
Provision for income taxes	(5,054)	(5,053)
Net income (GAAP basis)	$9,620	$9,306

Net income (GAAP basis)	$9,620	$9,306
Interest expense, net	1,238	3,023
Provision for income taxes	5,054	5,053
Depreciation and amortization	6,927	8,653
Stock-based compensation	1,662	1,076
Litigation and dispute settlement charges	730	195
Adjusted EBITDA (5)	$25,231	$27,306

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended
	March 31,
	2014	2013

Net cash provided by operating activities (GAAP basis)	$15,515	$7,988
Capital expenditures	(1,498)	(2,060)
Cash paid for transaction-related costs	176	—
Cash paid for litigation and dispute settlement charges	35	—
Cash paid for restructuring and other exit costs	104	—
Change in intercompany payable to United Online, Inc.	—	993
Change in current income taxes payable	(5,910)	979
Free Cash Flow (6)	$8,422	$7,900

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended
	March 31,
	2014	2013

Net income, as reported (GAAP basis)	$9,620	$9,306
Stock-based compensation	1,662	1,076
Amortization of intangible assets	4,412	6,407
Litigation and dispute settlement charges	730	195
Income tax effect of adjustments to net income	(2,451)	(2,702)
Adjusted Net Income (7)	$13,973	$14,282

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF TARGETED NET INCOME TO

TARGETED ADJUSTED EBITDA AND TARGETED ADJUSTED NET INCOME

(in millions)

Targeted Adjusted EBITDA and Adjusted Net Income are calculated below for the year ended December 31, 2014:

Forecasted
Targets

Net income (GAAP basis)	$29.3 - 33.0
Interest expense, net	5.3
Provision for income taxes	17.1 - 19.4
Depreciation and amortization	21.5
Stock-based compensation	6.8
Adjusted EBITDA (5)	$80.0 - 86.0

Net income (GAAP basis)	$29.3 - 33.0
Stock-based compensation	6.8
Amortization of intangible assets	11.7
Income tax effect of adjustments to net income	(6.8)
Adjusted Net Income (7)	$41.0 - 44.7